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                                                                   EXHIBIT NO. 11.01

                              PARK ELECTROCHEMICAL CORP.
                                   AND SUBSIDIARIES

                COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE
                   (Unaudited - in thousands, except per share data)

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                                         13 weeks ended            39 weeks ended
                                    November 26, November 27,  November 26, November 27,
                                       1995         1994         1995         1994
                                    ----------- ------------  ----------- ------------
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ADJUSTMENT OF NET EARNINGS:

  Net earnings before
   adjustment                        $ 6,467      $ 4,779      $17,857     $12,205

  Adjustments resulting from
   assumed conversion of 7-1/4%
   Convertible Subordinated
   Debentures:

  Reduction of interest expense
   and amortization of deferred
   debt financing costs                 -            -            -            389

  Related tax effect of above           -            -            -           (136)
                                     -------      -------      -------     --------
Net earnings as adjusted             $ 6,467      $ 4,779      $17,857     $12,458
                                     =======      =======      =======     ========


ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON SHARES
 OUTSTANDING:

  Weighted average number of
   common shares outstanding          11,525       11,374       11,484      10,666

  Additional shares assuming:

  Conversion of Convertible
   Subordinated Debentures               -            -            -           672

  Exercise of Stock Options              332          284          317         222
                                     -------      -------      -------     --------

  Adjusted weighted average number
   of common shares outstanding
   during the period                  11,857       11,658       11,801      11,560
                                     =======      =======      =======     ========

  Earnings per share fully
   diluted                           $   .55      $   .41      $  1.51     $  1.08
                                     =======      =======      =======     ========

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